Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE            Contact:    Laura J. Wakeley
Office:     717-291-2616

Fulton Financial Corporation declares special cash dividend

(November 5, 2014) -- LANCASTER, PA. -- Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has authorized the payment of a special cash dividend of $0.02 cents per share on its common stock. The special dividend is payable on December 15, 2014 to shareholders of record as of December 1, 2014.
Fulton Financial has paid regular quarterly cash dividends of $0.08 cents per share in each of the four quarters in 2014, and the Board of Directors is expected to consider the next regular quarterly cash dividend at its December meeting.
“We are working hard to increase the dividends we pay to our shareholders,” said E. Philip Wenger, chairman, president and CEO, “and we want to do so in a responsible way. Therefore, we felt it was appropriate to declare this special dividend to demonstrate that we are serious about our commitment to increasing the return on our shareholders’ investment in Fulton Financial.”
Fulton Financial Corporation, a $17 billion Lancaster, Pa.-based financial holding company, has approximately 3,800 employees and operates more than 250 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.
Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.